Exhibit 10.75

Without Prejudice
Private & Confidential

February 8, 2018

Bruce Cousins

Re:    Termination and Severance Agreement
Further to our recent discussions, set out below are the terms we have agreed upon regarding the ending of your employment with Arbutus Biopharma Corporation (the “Company”). Please review the letter and enclosure carefully and seek any advice you deem appropriate.

1.
Your last day of work will be February 16, 2018 (the “Termination Date”). You will receive any earned but unpaid Base Salary, a bonus of USD$115,000 for the 2017 calendar year, and any accrued and unused vacation time as of this date.

2.
Subject to you executing and returning the attached Release within 60 days of the Termination Date, you will be provided with a lump sum, all-inclusive payment in the amount of $525,000 USD, less required deductions. This payment represents your Base Salary for a period of eighteen (18) months, as set out in paragraphs 2(a) and 6(b)(i) of your August 4, 2015 Employment Agreement.

In addition, you will be paid USD$15,385, which represents payment of a pro-rated bonus based on the average actual bonus paid over the previous three calendar years, as set out in paragraph 6(b)(ii) of your Employment Agreement.

3.
As per paragraph 6(b)(iii) of your Employment Agreement, you are eligible for the continuation of coverage under Arbutus’ company group benefits plan(s) that you and your dependents are eligible to receive for the earlier of (x) a period of up to 24 months from the Termination Date, or (y) until you become eligible to receive health insurance benefits under any other employer’s group health plan.

4.
Except as noted in paragraphs 3 and 5 of this letter, no other payments will be provided to you and no perquisites or benefits of any nature or kind will be provided or continued, including those set out in paragraphs 6(b)(iii) of your Employment Agreement.

5.
As per the Arbutus Stock Option Plan, you have three months from the Termination Date to exercise any vested stock options that have been allocated to you. Please contact Jean Jen if you require assistance with the procedure for exercising stock options.

Exhibit 10.75

6.	Release

The payments and other terms described above are in full satisfaction of all matters and claims related to your employment with the Company and as such we will require you to sign a release in favour of the Company. A copy of the Release is enclosed.

7.	Consulting

Following your Termination Date, you will enter in to a consulting agreement with the Company, the principal terms of which will be that you will provide transitional business management services to the Company for a period of six (6) months. A formal consulting agreement will be provided to you in due course.

Per recent Compensation Committee approval, any options granted to you will continue to vest during the consulting contract and will expire six (6) months after the consulting contract terminates unless exercised by you.

8.	Confidentiality, Non-Competition and Non-Solicitation

We take this opportunity to remind you of your on-going obligations to the Company regarding Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement. By signing this letter and accepting the payments referred to above, you acknowledge and agree that you are bound by these obligations.

Notwithstanding anything in this letter, the attached General Release or the Confidentiality, Non-Competition and Non-Solicitation as set out in your Employment Agreement (collectively, the “Agreements”), nothing in the Agreements prohibits you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

I trust the above terms are an accurate reflection of our agreement. To confirm your acceptance and to allow us to process the payment and expeditiously address the other matters, I ask that you sign the enclosed duplicate copy of this letter and return it to me on or before February 16, 2018. Your signature will constitute a binding agreement between you and the Company. Please also ensure that you sign (in the presence of a witness) and return to me the enclosed Release no later than 60 days from the Termination Date.

Exhibit 10.75

Bruce, thank you for your service to the Company and best wishes in your future endeavours.
Yours truly,

/s/ Mark Murray,
President and Chief Executive Officer
/encls

Accepted and agreed by Bruce Cousins:

Date	/s/ Bruce Cousins

Exhibit 10.75

GENERAL RELEASE

The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit, and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company, and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from the Executive’s employment with the Company or the termination of that employment. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. It is understood and agreed that the waiver of benefits and claims contained in this section does not include (a) a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the Date of Termination, and (b) does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement or any of the agreements contemplated by this Agreement (including the indemnification agreement and the stock option agreement). The Executive acknowledges that he is entitled to only the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Executive agrees that he will not make any derogatory statements, either oral or written, or otherwise disparage any of the Company’s Parties or their products, employees, services, work and/or employment.

The Company agrees that it will not make any derogatory statements, either oral or written, or otherwise disparage any of the Executive’s Parties.

The Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have.

The Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.

[Signature Page Follows]

Exhibit 10.75

IN WITNESS WHEREOF I have hereunto set my hand this1 16 day of. February 2018.

SIGNED, SEALED and DELIVERED by Bruce Cousins in the presence of: Signature Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Bruce Cousins